CERTIFICATE OF TRUST
                                       OF
                      THE ADVISORS' INNER CIRCLE FUND III

          This Certificate of Trust of The Advisors' Inner Circle Fund III, a statutory trust (the "Trust"), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the "Act"), sets forth the following:

FIRST: The name of the statutory trust formed hereby is: The Advisors' Inner Circle Fund III.

SECOND: As required by Sections 3807 and 3810 of the Act, the business address of the registered office of the Trust and of the registered agent of the Trust for service of process is:

        The Corporation Trust Company
        1209 Orange Street
        Wilmington, Delaware 19801
        New Castle County

THIRD: Subsequent to the filing of this Certificate of Trust and prior to or within 180 days following the first issuance of beneficial interests, the Trust will register with the United States Securities and Exchange Commission as a open-end management investment company under the Investment Company Act of 1940, as amended (15 U.S.C. [section][section] 80a-1 et seq.).

FOURTH: This Certificate of Trust shall be effective upon filing.

FIFTH:  Notice is hereby given that the Trust is a series Trust. Pursuant to
        Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof. Except as otherwise provided in or pursuant to the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

          IN WITNESS WHEREOF, the undersigned, as the Trustee of the Trust, has caused this Certificate of Trust to be duly executed as of this 4th day of December, 2013.

                                                       /s/ Michael Beattie
                                                       ---------------------
                                                       Name: Michael Beattie
                                                       Title: Trustee